AgFeed Industries Welcomes Former Chairman of Philadelphia Stock Exchange and a Former Board Member of Raymond James - Mr. John Egan Jr. as an Independent Board Member

NEW YORK, May 17, 2007 (PRIME NEWSWIRE) -- AgFeed Industries, Inc. (OTC BB:AGFI.OB - News) (website: http://www.agfeedinc.com), a leader in China’s premix animal nutrition industry and the first such company publicly traded in the US, today announced that Mr. John Egan Jr., former Chairman of the Philadelphia Stock Exchange and a former board member of investment advisory firm Raymond James has joined AgFeed as an independent board member.

Songyan Li, Ph.D., Chairman of AgFeed Industries commented: ``As AgFeed positions itself as a rapidly growing market leader and consolidator in China's $40 billion per year animal nutrition industry, we wish to build a world class enterprise focused on growth and corporate governance as a public company. As we expect to achieve another record year of earnings growth in 2007, we are honored to have a highly regarded securities industry regulator such as Mr. John Egan as a member of our Board of Directors. Mr. Egan’s extensive contacts, highly respected background and broad experience with the investment community will serve AgFeed well for years to come.''

About Mr. John Egan Jr.

John J. Egan, Jr., 63, has served as Chief Executive Officer of Egan Bloom & Associates, LLC since October 2004. Prior to that, Mr. Egan served as the Senior Vice President of Raymond James & Associates, a company listed on the New York Stock Exchange that provides full financial institution services throughout the United States, Canada, Europe and Asia, from January 1992 to October 2004. He also served as a Board Member of Raymond James & Associates from 1976 to 1982. Mr. Egan also served as the Chairman of the Philadelphia Stock Exchange from 1998 to 2003. He has served as President of the Board of City Trusts of Philadelphia since 2006, and he has served as a Board Member since 1980. The Board of City Trusts finances and oversees Girard College, Wills Eye Hospital and 120 other Trusts with more than $750 million in total assets. He served on the original Board of the Pennsylvania Intergovernmental Cooperation Authority established by Pennsylvania Governor Tom Ridge as Treasurer overseeing the finances of the City of Philadelphia in the early 1990s. Prior to that, Mr. Egan served as Chairman of the Hospital Authority of Philadelphia from 1981 to 1983. During his service as Chairman, the Authority issued over $1 billion in various bonds. Mr. Egan was the Republican Candidate for the Mayor of Philadelphia in 1983 and 1987. He also served as the Philadelphia leader for President Reagan’s reelection campaign in 1984. In addition, Mr. Egan served as Governor Rendell’s Finance Chairman when Governor Rendell ran for District Attorney in Philadelphia in 1981. Mr. Egan has served on a variety of non-profit boards including Girard College, Wills Eye Hospital, Variety Club, Catholic Charity Appeal, Health Planning Organization of the Delaware Valley and the Business Leaders Organization for Catholic Schools. Mr. Egan has lived in the Philadelphia area his entire life and attended the University of Pennsylvania.

About AgFeed Industries, Inc.

AgFeed Industries is the first China-based animal nutritional product company publicly traded in the U.S. Through its operating subsidiaries which were founded in 1995 in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's vast and growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed’s filings with the Securities and Exchange Commission.

Contact:

BPC Financial Marketing
John Baldissera
800-368-1217

Source: AgFeed Industries, Inc.